Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Portman Ridge Finance Corporation:

We consent to the use of our reports dated March 6, 2020 with respect to the consolidated financial statements and financial highlights as of and for the year ended December 31, 2019 and the effectiveness of internal controls over financial reporting as of December 31, 2019 incorporated by reference herein, and our report dated August 28, 2020 on the senior securities information as of and for the year ended December 31, 2019 included herein, and to the references to our firm under the headings “Senior Securities of PTMN” and “Experts” in the Registration Statement on Form N-14.

/s/ KPMG LLP
New York, New York
August 28, 2020